EXHIBIT 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ethan Allen Interiors Inc.:

We consent to the incorporation by reference in this registration statement on Amendment No. 3 to Form S-4 of Ethan Allen Interiors Inc. and Subsidiaries of our report dated September 8, 2005, except as to note 19, which is as of February 2, 2006, with respect to the consolidated balance sheets of Ethan Allen Interiors Inc. and Subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2005, which report appears in the Form 8-K of Ethan Allen Interiors Inc. filed on February 3, 2006; and our reports dated September 8, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005, and the effectiveness of internal control over financial reporting as of June 30, 2005, and the financial statement schedule, which reports appear in the June 30, 2005 annual report on Form 10-K of Ethan Allen Interiors Inc.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

(signed)     KPMG LLP

Stamford, Connecticut
March 8, 2006